ENVIRONMENT/ONE CORPORATION

                               1996 INCENTIVE PLAN
                           FOR NON-EMPLOYEE DIRECTORS


         1. Purpose. The purpose of the 1996 Incentive Plan for Non-Employee Directors (the Plan) of Environment One Corporation (the Company) is to increase the ownership interest in the Company of non-employee Directors whose services are considered essential to the Company's continued progress and to provide a further incentive to serve as a Director of the Company.

         2. Administration. The Plan shall be administered by a committee (the Committee) appointed by the Board, consisting of not less than a sufficient number of disinterested members of the Board so as to qualify the Committee to administer the Plan as contemplated by Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 (Exchange Act), or any successor or replacement rule adopted by the Commission (Rule 16b-3). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Directors to receive options under the Plan, the number of shares of stock subject to any such options granted under the Plan, or the purchase price thereunder, the vesting period, or the timing of option grants, and provided further that the Committee shall not have the authority to take any action which would result in the loss of eligibility of awards granted under the Plan for the formula based exemption under Rule 16b-3 (c)(2)(ii) (A) of the Exchange Act. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its Stockholders and persons granted options under the Plan. The secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

         3. Participation in the Plan. All Directors of the Company who are not employees of the Company or any affiliate of the Company (Non-Employee Directors) shall participate in the Plan.

         4. Shares  Subject to the Plan.  Subject to  adjustment  as provided in
Section 7, an aggregate of 100,000 shares of Company Common Stock (Stock) shall be available for issuance upon the exercise of options granted under the Plan. The shares of Stock deliverable upon the exercise of options may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such option shall again become available for the grant of other options under the Plan. However, in the event that prior to the termination, expiration, or lapse of the option grant, the holder of the option grant at any time received one or more benefits of ownership pursuant to such grant (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the shares subject to such grant shall not be made available for regrant under the Plan. No shares deliverable to the Company in full or partial payment of the purchase price payable pursuant to paragraph 6(f) shall become available for the grant of other options under the Plan.

         5. Non-Statutory Stock Options. All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

         6. Terms, Conditions, and Form of Options. Each option granted under this Plan shall be evidenced by a written agreement in such form as the Committee shall from time-to-time approve, which agreements shall comply with and be subject to the following terms and conditions:

                  (a) Option Grant Dates. During the time period beginning June 1, 1996, and ending the later of the 2005 Annual Meeting of Stockholders or May 31, 2005, and subject to the limitation on the number of shares subject to the Plan, on the third Tuesday of December of each year, each current Non-Employee Director shall be granted an option to purchase the number of shares of Stock represented by the fair market value on the grant date (consistent with method used in paragraph 6(b)) which, when rounded to the nearest multiple of ten, equals the greater of (i) $10,000 or (ii) the average individual directors' cash compensation payable by the Company to non-employee and non-officer directors for the current fiscal year. The first grant shall be made on December 17, 1996 contingent upon approval of the Plan by the Stockholders at the 1996 Annual Meeting of Stockholders.

                  (b) Purchase Price. The purchase price per share of Stock for which each option is exercisable shall be one hundred percent (100%) of the fair market value per share of Stock on the date the option is granted, which shall be the closing per-share price of the Stock based upon its consolidated trading as generally reported for NASDAQ listed stocks.

                  (c) Exercisability and Term of Options. Each option granted under the Plan will become exercisable in total one (1) year after the date of grant of the option. Each option granted under the Plan shall expire ten (10) years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

                  (d) Termination of Service. In the event of the termination of service by the holder of any option for reasons other than those set forth in paragraph (e) hereof, the then outstanding options of such holder may be exercised within one (1) year after such termination only to the extent that they were exercisable on the date of such termination, or on their stated expiration date, whichever occurs first.

                  (e) Retirement, Disability or Death. In the event of termination of service by the holder of any option by reason of retirement from the Board, total and permanent disability (defined below), or death, each of the then outstanding options of such holder will mature immediately and become exercisable in accordance with paragraph (c) above and the holder (or legal representative) may exercise the options at any time within two (2) years after such retirement, disability, or death but in no event after the expiration date of the term of the option. However, if the holder dies following termination of service on the Board by reason of retirement or total and permanent disability, such options shall only be exercisable for one (1) year after the holders death or two (2) years after retirement or termination for total and permanent disability, whichever is longer, or until the expiration date of the term of the option, if earlier. For purposes of this Plan, the term total and permanent disability shall mean the inability to perform usual Board of Director duties for the Company due to a medical condition that is expected to last for one (1) year or more as certified by a statement by a qualified outside physician; provided that no such determination shall be made if the determination may cause the Plan to fail to comply with the formula award exception for grants of options to Directors, as set forth in Rule 16b-3(c) (ii) (A) of the Exchange Act.

                  (f) Payment. Options may be exercised only upon written notice of exercise and payment to the Company in full of the purchase price of the shares to be delivered. Such payment shall be made in cash or in Stock which has been held for six (6) months, or in a combination of cash and Stock which has been held for six (6) months. The sum of the cash and the fair market value of such Stock shall be at least equal to the aggregate purchase price of the share to be delivered.

         7. Adjustment Upon Changes in Stock. If there shall be any change in the Stock subject to the Plan or to any option granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure of the Company, appropriate adjustments shall be made in the aggregate number and kind of shares or other securities or property subject to the Plan, and the number and kind of shares or other securities or property subject to outstanding and to subsequent option grants and in the purchase price of outstanding options to reflect such changes; provided that no such adjustment shall be made if the adjustment may cause the Plan to fail to comply with the formula award exception for grants of options to Directors, as set forth in Rule 16b-3(c)(2)(ii) (A) of the Exchange Act.

         8. Options Non-Assignable and Non-Transferable. Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution or pursuant to the requirements of a Qualified Domestic Relations Order and shall be exercisable during the holders lifetime only by the holder or the holders guardian or legal representative.
         9.       Limitation of Rights.

                  (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.

                  (b) No Stockholders Rights for Options. An optionee shall have no rights as a Stockholder with respect to the shares covered by options granted hereunder until the date of the issuance of a stock certificate therefore, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

         10. Effective Date and Duration of Plan. The Plan shall become effective immediately following approval by the Stockholders at the 1996 Annual Meeting of Stockholders. The period during which option grants shall be made under the Plan shall terminate on the day following the later of the 2005 Annual Meeting of Stockholders or May 31, 2005 (unless the Plan is extended or terminated at an earlier date by Stockholders) but such termination shall not affect the terms of any then outstanding options.

         11.      General Provisions.

                  (a) Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

                  (b) Use of Proceeds. Proceeds from the sale of Stock pursuant to options granted under the Plan shall constitute general funds of the Company.

                  (c) Fractional Shares. No fractional shares of Stock shall be issued pursuant to options granted hereunder, but in lieu thereof, the cash value of such fraction shall be paid.

                  (d) Change in Control. Notwithstanding the provisions of paragraph 6(c) herein, in the event of a Change of Control (as defined in the Environment One Corporation's 1996 Incentive Compensation Plan) during the term of one or more options, each such option which is outstanding as of the effective date of the Change of Control shall, effective as of the effective date of such Change of Control, become exercisable with respect to all unexercised shares of stock thereunder for the remainder of its term.

                  (e) Successors. All obligations of the Company under the Plan, with respect to options granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                  (f) Amendment, Modification, and Termination. Subject to the terms set forth in this paragraph, the Board may terminate, amend, or modify the Plan at any time and from time to time; provided, however, that the provisions set forth in the Plan regarding the amount of securities to be awarded to Directors, the price of securities awarded to Directors, and the timing of grants of options to Directors, may not be amended more than once within any six
(6) month period, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 as amended from time to time, or the rules thereunder.

                  (g) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York.